Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-3 of our report dated March 15, 2005 (September 14, 2005 as to Note 16) relating to the consolidated financial statements of Rocky Shoes & Boots, Inc. appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference in this Registration Statement of our reports dated March 15, 2005 relating to the financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on the Form 10-K of Rocky Shoes & Boots, Inc. for the year ended December 31, 2004.
We also consent to the reference to us under the headings “Summary Consolidated Financial Data,” “Selected Financial Data,” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Columbus, Ohio
September 14, 2005